Exhibit 99.1

Date: 4 December 2020

Chineseinvestors.com, Inc.,

227 W Valley Blvd. STE 208A,

San Gabriel, CA 91776

Attn: The board of directors

Dear Sirs/ Madam,

Re: Resignation as an Executive Director and the Chief Financial Officer of the Company

I, Leung King Fai, hereby tender my resignation as an Executive Director, and the Chief Financial Officer of Chineseinvestors.com, Inc. (the “Company”) with effect from 4 December 2020 because I need to devote more time to my other business commitment.

I hereby further confirm that I have no disagreement with the board of directors of the Company and there is no other matter in relation to my resignation that ought to be brought to the attention of the stockholders of the Company.

Thank you for giving me the opportunity to have been a part of the Company. I wish you and the Company the best of luck.

Yours faithfully,

/s/ Leung King Fai

Leung King Fai